Exhibit 10.4

                              EMPLOYMENT AGREEMENT

      AGREEMENT made and entered into as of this ________ day of __________, 2004 by and between First Ipswich Bancorp, a Massachusetts corporation having its principal place of business in Ipswich, Massachusetts ("Company"), and Neil St. John Raymond of Ipswich, Massachusetts (the "Executive").

                                WITNESSETHE THAT:

      WHEREAS, the Executive has been a director of the Company since its inception, and has been a director of the Company's wholly-owned subsidiary, The First National Bank of Ipswich ("Bank") for many years, and is intimately familiar with the Company and the communities it serves; and

      WHEREAS, the Executive is currently, and has been for seven years, Chairman of the Board of Directors of the Company, and in that capacity has devoted and will in the future devote significant efforts on behalf of the Company and the Bank; and

      WHEREAS, the Executive's experience and knowledge and his reputation and contacts in the community and the banking industry are valuable to the Company and its subsidiaries; and

      WHEREAS, the Company desires to agree as to the compensation of Executive for his services.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Employment.

            (a) The Company hereby employs Executive as its Chairman. In such capacity, the Executive shall be subject to the supervision of the Board of Directors of the Company (the "Board"), and shall be assigned such duties as are appropriate to the office of Chairman. Executive hereby accepts such employment and agrees to discharge his duties faithfully and to the best of his abilities. Executive shall devote such time to the performance of his duties as Chairman of the Company and in connection with such offices in any subsidiary of the Company to which he may be elected or appointed as is mutually agreeable between the Company and Executive. It is understood and agreed that Executive has other business interests and shall not be required to devote full time to his duties hereunder. The Company encourages participation by Executive in activities generally considered to be in the public interest.
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            (b) The Company agrees to propose to its shareholders at each annual meeting during the term hereof for which he is otherwise eligible for re-election to the Board, re-election of Executive as Chairman of the Company. The Company also agrees to propose and to vote for the election of Executive as a member of the Board of Directors of Bank during the term hereof.

      2. Term. The period of employment of the Executive under this Agreement shall be deemed to commence as of the date first above written and shall continue in effect through March 31, 2007; provided, however that commencing on March 31, 2005 and on each March 31 thereafter the term of this Agreement shall automatically be extended for one additional year unless during the 90 day period preceding such March 31, either party hereto notifies the other by written notice of his or its intent not to extend the same.

      3. Compensation and Benefits.

            (a) Base Compensation. With respect to the period beginning on the date hereof and ending on December 31, 2004 and each twelve (12) month period beginning on January 1 thereafter during the term hereof, the Company shall pay to the Executive in equal weekly installments a base annual salary (prorated for the period from the date hereof to December 31, 2004) in the amount of One Hundred Fifty Thousand ($150,000) Dollars. Each January 1 the base annual salary of the Executive shall be increased by an amount not less than 4% of the previous calendar year's base annual salary, whereupon such increased amount shall thereafter constitute the Executive's base annual salary. It is the intention of the Company to compensate the Executive at a level at least comparable to the compensation of persons employed in the position Chairman of companies engaged in New England in activities substantially similar to those of the Company and having approximately the same combined gross assets as the Company and its subsidiaries.

            (b) Fringe Benefits. At all times during the term of this Agreement, the Company shall provide or cause to be provided to the Executive the fringe benefits set forth on Exhibit A to this Agreement, together with such other benefits as may from time to time be provided generally for executive officers of the Company or the Bank. The Executive shall maintain adequate records of all reimbursable expenses necessary to satisfy reporting requirements of the Internal Revenue Code and applicable Treasury regulations.

      4. Non-Competition. At all times during the term of this Agreement in which the Executive is employed by the Company and for a period thereafter of one (1) year (the "Non-Compete Term"), the Executive shall not, directly or indirectly, as an Executive of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor,


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

lender or in any other capacity whatever (otherwise than as holder of less than ten (10) percent of any securities publicly traded in the market) compete with the Company and any subsidiary or affiliate of the Company in any city or town in which the Company or such subsidiary or affiliate operates at any time during the term of this Agreement, and any contiguous city or town.

      5. No Solicitation of Executives. At all times during the Non-Compete Term (as defined in Section 4 hereof), the Executive shall not, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induce or influence to leave his employment any Executive of the Company or its subsidiaries.

      6. No Disclosure of Information. The Executive shall not at any time divulge, use, furnish, disclose or make accessible to anyone other than the Company or any of its subsidiaries any knowledge of information with respect to confidential or secret data, procedures or techniques of the Company or any of its subsidiaries, provided, however, that nothing in this Section 6 shall prevent the disclosure by the Executive of any such information which at any time comes in to the public domain other than as a result of the violation of the terms of this Section 6 by the Executive or which is otherwise lawfully acquired by the Executive.

      7. Termination of Employment. The employment of the Executive shall terminate on the earliest to occur of the following dates:

            (a) The expiration of the term hereof, as from time to time extended;

            (b) The Executive's resignation from the Company or the death or disability of the Executive (the Executive being deemed to be disabled if he has been unable for one hundred eighty (180) consecutive days to render services required to be rendered by him during the term hereof);

            (c) At the election of the Company, for Cause, acting through its Board of Directors, as hereinafter defined, after ten (10) business days' prior written notice of the basis therefor to the Executive if during such period the Executive shall not have cured the basis therefor. The Company shall give the Executive written notice of the meeting at which his termination will be considered, and the right to appear at such meeting, with his advisers. For purposes of this Agreement, the Company shall be deemed to have "Cause" to terminate the employment of the Executive under this Agreement only if:

                  (i) The Executive is convicted by a court of competent jurisdiction of any criminal offense involving dishonesty or breach of trust;


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

                  (ii) The Executive shall commit an act of fraud materially evidencing bad faith toward the Company or any of its subsidiaries, or shall engage in willful misconduct which is demonstrably and materially injurious to the Company, or any of its subsidiaries, monetarily or otherwise;

                  (iii) The Executive willfully and continuously fails to
                        substantially perform the duties reasonably assigned to him by the Board of Directors of the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors of the Company which specifically identifies the manner in which the board believes that Executive has not substantially performed such duties.

      For purposes of this Section 7, no failure or action shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

      8. Payments Upon Termination of Employment.

            (a) Payments Upon Death. If at any time while he is employed hereunder the Executive shall die, in addition to all other benefits to which he or his personal representatives may be entitled, the Company shall pay to his designated beneficiary or, if no such beneficiary exists, to his estate, for a period of three (3) months following the Executive's death, such amounts of base annual salary as the Executive would have been entitled to receive during said period (and at the times he would have been entitled to receive them) had he remained alive.

            (b) Payments Upon Disability. If at any time during the term of this Agreement, in the opinion of a physician mutually agreeable to the Company and the Executive, the Executive shall be determined to be unable to render services hereunder due to physical or mental illness or accident, in addition to all other benefits to which he or his personal representatives may be entitled, the Executive shall be entitled to receive all benefits payable to him under the Bank's long-term disability income plan. Upon termination due to disability as provided in Section 7(b) hereof, Executive shall be entitled to benefits under the Company's policy of disability insurance until Executive attains age 65 or, if earlier, until he is no longer disabled, which benefits shall not be less favorable then the benefits available under the policy in effect on the date of this Agreement or the Company shall make up any shortfall. Executive shall also be entitled to receive the health insurance benefits described on Exhibit A during the period he is receiving disability payments.


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

            (c) Payments Upon Expiration of Term Without Renewal. In the event that the term of this Agreement shall expire without renewal, the Executive shall be entitled to receive compensation through the date of expiration and shall be entitled to purchase at Bank's book value any Bank-owned automobile then being used by him.

            (d) Payments Upon Termination for Cause. In the event that Executive is terminated for Cause (as defined herein), the Executive shall be entitled to receive compensation through the date of termination.

            (e) Payment Upon Other Involuntary Termination or Voluntary Termination for Good Reason. If at any time during the term of this Agreement the employment of the Executive is terminated involuntarily for any reason without Cause, as heretofore defined, or voluntarily for Good Reason, as defined below, then in such case:

                  (i) Within five days after such termination, the Company shall pay to the Executive (or to his personal representative in case of death), in addition to all accrued and unpaid compensation through the date of such termination, a lump sum amount equal to base annual salary as in effect as of the date of such termination for a period equal to the longer of the remaining term of this Agreement or 12 months.

                  (ii) The Company shall maintain or cause to be maintained in effect for the Executive for the period following such termination provided in Section 8(e)(i), at the Company's sole expense, all group insurance (including life, health, accident and disability insurance) and all other Executive benefit plans, programs or arrangements, other than the Bank's qualified retirement plan, in which the Executive was participating at any time during the twelve (12) months preceding such termination.

                  (iii) The Executive shall be entitled to purchase at Bank's book value any Bank-owned automobile then being used by him.

                  (iv) The Executive, without further action by the Executive, the Company or the Bank, shall automatically become fully vested in any outstanding options held by him to acquire shares of the Company or any subsidiary of the Company and in all benefits accrued on his behalf under any other benefit programs of the Company or the Bank.


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

                  (v) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8(e) by seeking employment or otherwise.

      In the event that the Executive's participation in any of the foregoing plans, programs or arrangements (including those contemplated by Subsections 8(e)(ii) hereof) is barred by law or otherwise, or in the event that any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced during such period, the Company shall provide the Executive with benefits substantially similar to those to which the Executive was entitled immediately prior to the date of his termination of employment. Upon expiration of the period of coverage provided hereunder, the Executive shall be provided with the opportunity to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable insurance owned by the Company or any of its subsidiaries and relating specifically to the Executive.

      For purposes of this Agreement, voluntary termination for "Good Reason" shall occur when Executive resigns after delivery of a notice of termination to the Board terminating Executive's employment under this Agreement at any time not earlier than ninety (90) days after the date of such notice for any of the following reasons:

            (i) Failure to elect or re-elect or appoint or re-appoint Executive to the office of Chairman of the Company other than in connection with the death or disability of Executive, or the expiration of the term of this Agreement.

            (ii) A material change in the Executive's function, duties or responsibilities, which change would cause Executive's position with the Company to become of less responsibility, importance or scope.

            (iii) The relocation of the office where the Bank requires Executive to be based to a location more than forty (40) miles from its present headquarters in Ipswich, Massachusetts, except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations;

            (iv) Material breach of this Agreement by the Company, not cured within 10 days of written notice thereof.

      The notice of termination referred to above shall be delivered by Executive within a reasonable period following the occurrence of an event described in clauses (i) through (iv) above, which period shall not exceed four
(4) calendar months after the event or at any time during the continuation of a continuing breach. Executive's


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

continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

      9. Notices. Notices under this Agreement shall be in writing and shall be mailed by registered or certified mail, effective upon receipt, addressed as follows:

            (a)  To the Company:       First Ipswich Bancorp
                                       31 Market Street
                                       Beverly, MA 01915
                                       Attn: President

            (b) To the Executive:      Neil St. John Raymond
                                       34 Heartbreak Road
                                       Ipswich, MA 01938

      Either party may by notice in writing change the address to which notices to it or him are to be addressed hereunder.

      10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will pay the Executive promptly an amount equal to his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and shall provide or cause to be provided to the Executive all compensation, benefits and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 10 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid as specified in this Section 10.

      11. Miscellaneous.

            (a) Indemnification. During the period of his employment hereunder, the Company agrees to indemnify the Executive in his capacity as a director and officer of the Bank, the Company, and, each subsidiary of either, all to the maximum extent permitted under the laws of the Commonwealth of Massachusetts and applicable banking rules and regulations. The provisions of the Section 11(a) shall survive expiration or termination of this Agreement for any reason whatsoever.

            (b) Legal Fees. The Company shall pay to the Executive all reasonable legal fees and expenses incurred by him in contesting or disputing any


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

termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that the final resolution of such matter principally is in Executive's favor.

            (c) Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may not be changed except by a writing duly executed and delivered by the Company and the Executive in the same manner as the Agreement.

            (d) Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. Executive agrees that it supersedes in all respects any prior agreement between the Company or the Bank and the Executive.

            (e) Binding Effect; Non-Assignability. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors. Neither this Agreement or any rights arising hereunder may be assigned or pledged by the Executive during his lifetime. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            (f) Severability. If any portion or provision of this Agreement shall to any extent be unenforceable as a result of either a declaration by a court of competent jurisdiction or the operation of applicable laws and regulations, then the remainder of the Agreement, or the application of such portion or provisions in circumstances other than those as to which it is declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      IN WITNESS WHEREOF, the parties hereto have executed the within instrument as a sealed document as of the date first above written.

ATTEST                              FIRST IPSWICH BANCORP


                                    By
------------------------------         ------------------------------------
Its Clerk                              Its President


                                    ---------------------------------------
                                    Neil St. John Raymond


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

                                    EXHIBIT A
                                       to
                              Employment Agreement
                                     between
                              First Ipswich Bancorp
                                       and
                              Neil St. John Raymond

      1.

      2.

      3.


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